Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Rodman & Renshaw Capital Group, Inc. on Form S-8 of our report dated March 14, 2008, with respect to our audits of the consolidated financial statements of Rodman & Renshaw Capital Group, Inc. as of December 31, 2007 and for the years ended December 31, 2007 and 2006, appearing in the Annual Report on Form 10-K of Rodman & Renshaw Capital Group, Inc. for the year ended December 31, 2008. We also consent to the reference to our Firm under the heading “Interests of Named Experts and Counsel” in such prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
March 10, 2009